EXHIBIT 23.1

                        CONSENT OF INDEPENDENT ACCOUNTANT


We consent to the incorporation by reference in C-Phone Corporation's registration statement on Form S-8 (registration no. 33-95306), registration statement on Form S-3 (registration no. 333-25273) and registration statement on Form S-3 (registration no. 333-46309) of our report dated May 8, 1998, except as to the information presented in Note 14, for which the date is May 15, 1998, on our audits of the financial statements of C-Phone Corporation as of February 28, 1998 and 1997, and for the three years in the period ended February 28, 1998, which report is included in this Annual Report on Form 10-KSB.




Raleigh, North Carolina
May 28, 1998



                                       29